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                                                                    EXHIBIT 12.1

                          SAFEWAY INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)


                                                24 Weeks                                   Fiscal Year
                                         ----------------------    -------------------------------------------------------------
                                          June 16,     June 17,
                                            2001         2000        2000         1999         1998         1997          1996
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------
Income before income taxes and
      extraordinary loss                 $   998.6    $   893.6    $ 1,866.5    $ 1,674.0    $ 1,396.9    $ 1,076.3    $   767.6

Add interest expense                         214.8        218.1        457.2        362.2        235.0        241.2        178.5

Add interest on rental expense(a)            100.9         84.4        218.7        183.0        108.2         88.5         90.0

Less equity in earnings of
      unconsolidated affiliates               (9.4)       (10.5)       (31.2)       (34.5)       (28.5)       (34.9)       (50.0)

Add minority interest in subsidiary             --          1.1          1.1          5.9          5.1          4.4          3.4
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------

    Earnings                             $ 1,304.9    $ 1,186.7    $ 2,512.3    $ 2,190.6    $ 1,716.7    $ 1,375.5    $   989.5
                                         =========    =========    =========    =========    =========    =========    =========



Interest expense                         $   214.8    $   218.1    $   457.2    $   362.2    $   235.0    $   241.2    $   178.5

Add capitalized interest                       9.9          4.5         17.0          9.3          8.5          5.7          4.4

Add interest on rental expense(a)            100.9         84.4        218.7        183.0        108.2         88.5         90.0
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------

    Fixed charges                        $   325.6    $   307.0    $   692.9    $   554.5    $   351.7    $   335.4    $   272.9
                                         =========    =========    =========    =========    =========    =========    =========

    Ratio of earnings to fixed charges        4.01         3.87         3.63         3.95         4.88         4.10         3.63
                                         =========    =========    =========    =========    =========    =========    =========

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(a)  Based on a 10% discount factor on the estimated present value of future operating lease payments.